UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): September 20, 2012

LEATT CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-54693	20-2819367
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

50 Kiepersol Drive, Atlas Gardens, Contermanskloof Road,
Durbanville, Western Cape, South Africa, 7441
(Address of Principal Executive Offices)

+(27) 21-557-7257
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d - 2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e - 4(c))

ITEM 5.03. AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

On September 20, 2012, Leatt Corporation (the “Company”) filed an Amendment to its Certificate of Incorporation (the “Certificate of Amendment”) to effect a reverse stock split of its common stock with a ratio of one post-split share for every 25 shares issued and outstanding on that date (the “Reverse Split”) and a reduction of the Company’s authorized common stock and preferred stock at the same ratio as the Reverse Split (the “Authorized Share Reduction”). The stockholders of the Company approved the authority of the Company’s Board of Directors to effect the Reverse Split and Authorized Share Reduction (together, the “Corporate Action”) at the Annual Meeting of Stockholders held on December 22, 2011. A copy of the Certificate of Amendment is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

The Corporate Action became effective on September 20, 2012. Immediately prior to the Corporate Action, the Company had 700,000,000 shares of common stock authorized, with 130,009,639 shares of common stock issued and outstanding, and 28,000,000 shares of preferred stock authorized, with 3,000,000 preferred shares issued and outstanding. As a result of the Corporate Action, the Company’s authorized common stock was reduced to 28,000,000 shares, with approximately 5,200,386 shares issued and outstanding, and the Company’s authorized preferred stock was reduced to 1,120,000 shares with 120,000 preferred shares issued and outstanding, without any change in the par value of such shares.

The Company’s common stock is quoted on the over-the-counter electronic bulletin board maintained by the OTC Markets Group Inc. under the symbol “LEAT.” The Company has submitted the requisite notification of the Corporate Action to the Financial Industry Regulatory Authority (FINRA) and expects that its common stock will continue quotation on a post-split basis as soon as FINRA has completed its confirmation process.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

EXHIBIT
NUMBER	DESCRIPTION

3.1	Certificate of Amendment, effective September 20, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 26, 2012

LEATT CORPORATION

By: /s/ Sean Macdonald
Sean Macdonald
Chief Executive Officer

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION

3.1	Certificate of Amendment, effective September 20, 2012